UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)   February 25, 2009

Finlay Fine Jewelry Corporation
(Exact name of registrant as specified in its charter)

Delaware	33-59380	13-3287757
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

529 Fifth Avenue, New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 808-2800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

_____________

*	The Registrant is not subject to the filing requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 and is voluntarily filing this Current Report on Form 8-K.

Item 1.01         Entry into a Material Definitive Agreement.

The description of the Limited Consent and Amendment No. 2 to Credit Agreement, dated February 25, 2009 (the “Amendment”) included in Item 8.01 below as well as the full terms of the Amendment, which is filed as Exhibit 10.1 hereto, are incorporated herein by reference.

Item 2.02	Results of Operations and Financial Condition.

The financial information relating to the strategic plan included in Item 8.01 below is incorporated herein by reference.

Item 2.05	Costs Associated with Exit or Disposal Activities.

The description of the strategic plan included in Item 8.01 below is incorporated herein by reference.

Item 8.01	Other Events.

On February 26, 2009, Finlay Enterprises, Inc. (the “Company”), the parent company of Finlay Fine Jewelry Corporation, announced its strategic plan to exit its leased department store business over the near-term and will focus solely on its specialty jewelry stores business going forward.

As part of the Company’s strategic plan the Company anticipates exiting approximately 40 of its specialty stores. As the Company transitions to a specialty store business, it will continue to carefully manage its planned expenditures in order to align its cost structure with current and future business activity levels. It will reduce headcount chiefly in the administrative functions at the Company’s New York headquarters as well as sales associate positions in the affected department store locations and closing specialty store locations.

In connection with the execution of the strategic plan, the Company anticipates recording a pre-tax charge of between $85 million and $95 million in its fiscal 2008 fourth quarter. This comprises a reserve for the write-down of inventory, the write-down of fixed assets at the store level, the New York headquarters and its distribution center, the write-off of deferred financing fees, restructuring professional fees and expenses and the write-down of intellectual property related intangible assets. Of this total charge, approximately $50 million to $55 million represents non-cash expenditures relating to the write-off of fixed assets and intangible assets.

In fiscal 2009, the Company expects to record an additional pre-tax charge of approximately $40 million to $45 million comprising severance and other workforce reduction costs, restructuring and liquidation professional fees and expenses, senior secured lender amendment fees and expenses and real estate lease termination settlements.

In connection with the strategic plan, the Company entered into the Amendment to its Fourth Amended and Restated Credit Agreement, dated as of November 9, 2007 (the “Credit Agreement”). The Amendment made, among other things, the following changes to the Credit Agreement:

•	reduced available commitments to $300 million, comprised of $262.5 million of Tranche A revolving commitments and $37.5 million of Tranche B revolving commitments;
•	increased the interest rate to LIBOR plus 4.75% with respect to Tranche A revolving loans and LIBOR plus 7.25% with respect to Tranche B revolving loans; and
•	amended the termination date of the Credit Agreement to February 25, 2010.

The Amendment also requires the Company to comply with various milestones in connection with the plan, provide additional financial reporting to the lenders and maintain compliance with a variance covenant from an approved budget.

Additionally, in connection with the strategic plan and as contemplated by Section 2A of the Third Lien Security Agreement, dated as of November 26, 2008, certain of the Company’s vendors have executed acceptances and agreements and have been designated as Secured Venders thereunder, as a result of which their trade payables in an aggregate of not more than $25 million will be secured by the liens granted thereunder.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on the Company’s current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Limited Consent and Amendment No. 2 to Credit Agreement, dated February 25, 2009
99.1	Finlay Enterprises, Inc. press release dated February 26, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINLAY FINE JEWELRY CORPORATION

Date: March 3, 2009	By:	/s/ Bruce E. Zurlnick
Bruce E. Zurlnick
Senior Vice President, Treasurer and Chief Financial Officer